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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nematron Corporation on Form S-8 of our report dated December 9, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Nematron Corporation for the year ended September 30, 1994 and included and incorporated by reference in the Annual Report on Form 10-KSB of Nematron Corporation for the year ended September 30, 1995, as amended by Form 10-KSB/A filed on February 2, 1996 and Form 10-KSB/A-2 filed on May 20, 1996

Deloitte & Touche LLP


Ann Arbor, Michigan
September 19, 1996